Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 15, 2013
Registration Statement Nos. 333-171922,
333-171922-01, 333-185701 and 333-185701-01

$1.7+BN FORD CREDIT FLOORPLAN MASTER OWNER TRUST (FORDF) 2013-1

JOINT-LEADS:	BARC, CITI, HSBC, RBS
CO-MGRS:	COMERICA, CS, PNC
SELLING GRP:	TOUSSAINT, WILLIAMS	100% POT

CL	$SIZE-MM	WAL	M/SP	E.FIN	L.FIN	SPREAD	YIELD	COUPON	PRICE
A1	$600.000	2.98	Aaa/AAA	01/16	01/18	+38	0.860%	0.85%	99.97513
A2	$900.000	2.98	Aaa/AAA	01/16	01/18	+38		L+38	100.00
B	$68.627	2.98	Aa1/AA	01/16	01/18	+65	1.130%	1.12%	99.97850
C	$98.039	2.98	Aa3/A	01/16	01/18	+90	1.380%	1.37%	99.98237
D	$58.824	2.98	A3/BBB	01/16	01/18	+135	1.830%	1.82%	99.99115

EXPECTED PRICING	:	PRICED	ERISA ELIGIBLE	:	YES
EXPECTED SETTLE	:	01/23/2013	MIN DENOMS	:	$100k x $1k
FIRST PMT DATE	:	02/15/2013	BLOOMBERG TICKER	:	FORDF 2013-1
REGISTRATION	:	PUBLIC	BILL &DELIVER	:	BARCLAYS

IMPORTANT NOTICE

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.